EXHIBIT 99.1

TRANSPARENT EXECUTION
DESIGN/BUILD AGREEMENT

THIS DESIGN/BUILD AGREEMENT (this “Agreement”) is entered into as of the 18th day of November, 2010, by and between Natural Soda Inc, a Colorado corporation, with its principal place of business at 3200 RBC Road 31, Rifle, CO, 81560 (hereinafter referred to as “NSI”), and HPD, LLC, a Delaware limited liability company, with its principal place of business at 23563 W. Main Street Plainfield, Illinois 60544 (hereinafter referred to as “HPD”), the two of which shall hereinafter be referred to individually as a “Party” or collectively as the “Parties”.

WITNESSETH THAT:

WHEREAS, NSI desires to have HPD provide those design, project management, supervision, procurement, construction, testing, and startup assistance services specifically described in this Agreement (the “Work”) for the turnkey supply to NSI of a turnkey boiler and injection heater addition (the “Boiler Addition”) located near Rifle, Colorado (hereinafter the “Project”); and

WHEREAS, HPD represents that it has an adequate staff of properly trained and qualified personnel, and proper facilities and other resources, to undertake and complete all of its obligations and duties described in this Agreement; and

WHEREAS, NSI and HPD wish to enter into this Agreement, under which HPD shall, for valuable consideration to be paid by NSI to HPD, complete the Project.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein expressed, the Parties hereto agree as follows:

1.             DEFINITIONS

Capitalized terms that are used in this Agreement shall have the meanings set forth below:

“Adjusted Final Contract Sum” shall have the meaning set forth in Paragraph 8.1.

“Agreement” shall have the meaning set forth in the Preamble.

“Certificate of Commercial Operation” shall have the meaning set forth in Subparagraph 16.2.3.

“Certificate of Final Completion” shall have the meaning set forth in Subparagraph 16.3.1.

“Certificate of Mechanical Completion” shall have the meaning set forth in Subparagraph 16.1.3.

“Change in Law” means any amendment, modification, adoption, repeal or enactment of any Law affecting the Work, in each case if enacted and taking effect after the Effective Date.

“Change Order” shall mean and refer to a written instrument signed by HPD and NSI stating their agreement upon all of the following: a change in the Work; the amount of the adjustment in the Contract Sum, if any; the extent of the adjustment in the Scheduled Mechanical Completion Date, if any; the extent of the adjustment in the Performance Guarantees, if any; and the adjustment in the Milestone Payment Schedule, if any.

“Commercial Operation” shall be deemed to have occurred when (i) Mechanical Completion has occurred, and (ii) all Performance Tests (as hereinafter defined) have been conducted and the Performance Guarantees (as hereinafter defined) have been achieved.

“Confidential Information” shall have the meaning set forth in Article 10.

“Contingency” shall mean a percent of the Contract Sum as defined in Exhibit H.

“Contract Sum” shall have the meaning set forth in Paragraph 8.1.

“Cost Overruns” shall mean the amount by which the actual Total Project Costs exceed the sum of the Estimated Project Costs plus the Project Contingency, as adjusted for Change Orders.

“Day” or “day” shall mean and refer to a calendar day.

“Default” shall have the meaning set forth in Paragraph 17.1.

“Defective Construction” shall have the meaning set forth in Paragraph 3.3.

“Delay Liquidated Damages” shall have the meaning set forth in Paragraph 2.2.

“Dispute” shall have the meaning set forth in Paragraph 12.1.

“Effective Date” shall have the meaning set forth in Paragraph 2.1.

“Environmental Laws” mean any and all Laws (as hereinafter defined) pertaining to health, safety, or the environment in effect in the jurisdiction where the Project is located.

“Estimated Project Costs” shall have the meaning set forth in Exhibit “H”.

“Excusable Event” shall have the meaning set forth in Article 15.

“Existing Confidentiality Agreement” shall have the meaning set forth in Article 10

“Existing Hazardous Substance” shall mean and refer to a Hazardous Substance (as hereinafter defined) existing at the Project Site as of the Effective Date or a Hazardous Substance that is introduced to the Project Site by an individual or entity other than HPD or one of its Subcontractors or any other person or entity acting at the direction or under the authority of HPD (as hereinafter defined).

“Boiler Addition” shall have the meaning set forth in the Preamble.

“Final Completion” shall be deemed to have occurred when (i) Mechanical Completion has occurred, (ii) Commercial Operation has occurred, and (iii) all items identified on the Punch List have been completed.

“Final Payment” shall have the meaning set forth in Subparagraph 8.6.1.

“Governmental Authority” shall mean any and all of the following, to the extent they exercise or are entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature over the performance of the Work, the Project or its operations or the operations of the Boiler Addition, or the health, safety or environmental conditions of the Project or the Project Site, or otherwise over the Parties; (i) any national, state, county, city, town, municipality, village, district or other jurisdiction of any nature, (ii) any federal, state, provincial, local municipal, foreign or other government, (iii) any governmental or quasi-governmental authority of any nature (including any governmental department, branch, official, commission, regulatory body, board, bureau, tribunal, agency, entity or instrumentality, and any court or other tribunal, domestic or foreign), (iv) any multi-national organization or body; or (v) any other body.

“Governmental Approval” shall mean any authorization, consent, approval, ruling, permit, license, tariff, rate, certificate, certificate of approval, completion certificate, certification, re-certification, variance, exemption, immunity, grant, ordinance, waiver, filing, registration, contract, license, lease, easement, franchise, right-of-way or other right required for or material to the development, financing, ownership, design, engineering, procurement, construction, start-up, testing, commissioning, operation and maintenance of the Project, including, without limitation, those (a) under any (i) Law (as hereinafter defined), (ii) Order (as hereinafter defined), (iii) contract with any Governmental Authority, or (b) issued, granted, given, or required by any Governmental Authority.

“Hazardous Substance” shall mean substances defined as “hazardous substances” pursuant to Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 (42 U.S.C. Sections 9601 et seq.); those substances defined as “hazardous waste” pursuant to Section 1004(5) of the Resource, Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.); those substances designated as a “hazardous substance” pursuant to Section 311(b)(2)(A) or as a “toxic pollutant” pursuant to Section 307(a)(1) of the Clean Water Act (33 U.S.C. Sections 1251 et seq.); those substances defined as “hazardous materials” pursuant to Section 103 of the Hazardous Materials Transportation Act (49) U.S.C. Sections 1801 et seq.); those substances regulated as a “chemical substance or mixture” or as an “imminently hazardous chemical substance or mixture” pursuant to Section 6 or 7 of the Toxic Substances Control Act (15 U.S.C. Sections 2601 et seq.); those substances defined as “contaminants” pursuant to Section 1401 of the Safe Drinking Water Act (42 U.S.C. Sections 300f et seq.), if present in excess of permissible levels; those substances regulated pursuant to the Oil Pollution Act of 1990 (33 U.S.C. Sections 2701 et seq.); those substances defined as a “pesticide” pursuant to Section 2(u) of the Federal Insecticide, Fungicide, and Rodenticide Act, as amended by the Federal Environmental Pesticide Control Act of 1972 and by the Federal Pesticide Act of 1978 (7 U.S.C. Sections 136 et seq.); those substances defined as a “source”, “special nuclear” or “by-product” material pursuant to Section 11 of the Atomic Energy Act of 1954 (42 U.S.C. Section 2014 et seq.); those substances defined as “residual radioactive material” in Section 101 of the Uranium Mill Tailings Radiation Control Act of 1978 (42 U.S.C. Sections 7901 et seq.); those substances defined as “toxic materials” or “harmful physical agents”  pursuant to Section 6 of the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.); those substances defined as “hazardous air pollutants” pursuant to Section 112(a)(6), or “regulated substance” pursuant to Section 112(a)(2)(B) of the Clean Air Act (42 U.S.C. Sections 7401 et seq.); those substances defined as “extremely hazardous substances” pursuant to Section 302(a)(2) of the Emergency Planning & Community Right-to-Know Act of 1986 (42 U.S.C. Section 11001 et seq.); and those other hazardous substances, hazardous wastes, toxic pollutants, hazardous materials, chemical substances or mixtures, imminently hazardous chemical substances or mixtures, contaminants, pesticides, source materials, special nuclear materials, by-product materials, residual radioactive materials, toxic materials, harmful physical agents, air pollutants, regulated substances, or extremely hazardous substances defined in any regulations promulgated pursuant to any of the foregoing environmental laws or otherwise regulated by one or more applicable Environmental Laws.

“HPD” shall have the meaning set forth in the Preamble.

“HPD Fixed Fee” shall be One Million Five Hundred Thirteen Thousand Dollars ($1,513,000.00) adjusted for Change Orders in accordance with the percentage set forth in Exhibit “H”.

“HPD Indemnified Parties” shall have the meaning set forth in Paragraph 11.2.

“HPD LOC” shall have the meaning set forth in Paragraph 8.7.

“Invoice” shall have the meaning set forth in Subparagraph 8.5.1.

“Law” shall mean (a) any federal, state, county, local, municipal, foreign, international, multinational, or other administrative, judicial or legislative law, ordinance, constitutional law, principle of common law, statute, bylaws, policies, guidelines, strict liability provisions, treaty, convention, rule, regulation, code, Governmental Approval, or Order, and any judicial or administrative interpretations thereof, or other requirement or guidelines of any Government applicable to and compulsorily binding on the Parties and to the development, financing, ownership, design, engineering, procurement, construction, commissioning, start-up, testing, operation and maintenance of the Boiler Addition, and (b) any Environmental Law.

“Liens” shall have the meaning set forth in Paragraph 8.9.2.

“Mechanical Completion” shall be deemed to have occurred when (i) the Project has been designed, engineered and constructed in accordance with this Agreement (excluding Punch List items), (ii) the Project is mechanically and structurally sound and free from detectable and patent defects and deficiencies and (iii) the Project is ready for commissioning.

“Mechanical Completion Date” shall mean and refer to the date on which HPD has achieved Mechanical Completion and shall also be known as the date of substantial completion under CRS Section 13-80-104.

“Mechanical Warranty” shall have the meaning set forth in Paragraph 3.3.

“Milestone” shall have the meaning set forth in Paragraph 8.4.

“Milestone Payments” shall have the meaning set forth in Paragraph 8.2.

“Milestone Payment Schedule” shall have the meaning set forth in Paragraph 8.3.

“Monthly Accounting Report” shall have the meaning set forth in Paragraph 8.1.

“NSI” shall have the meaning set forth in the Preamble.

“NSI Indemnified Parties” shall have the meaning set forth in Paragraph 11.1.

“Order” shall mean any decision, ruling, subpoena, order, writ, injunction, decree, consent decree, judgment, award, verdict or determination or requirement of any Governmental Authority.

“Party” or “Parties” shall have the meanings set forth in the Preamble.

“Performance Guarantees” shall mean and refer to those levels of performance that the Project should achieve upon its full and complete operation, which guarantees are identified on Exhibit I attached hereto.

“Performance Liquidated Damages” shall have the meaning set forth in Paragraph 2.5.

“Performance Tests” shall mean and refer to those tests specified in Exhibit “B” attached hereto that shall be used to determine whether the Project has satisfied the Performance Guarantees.

“Production Rate Guarantee” shall mean and refer to the guaranteed minimum levels and rates of production for the Project, as more fully described in the Performance Guarantees.

“Project” shall have the meaning set forth in the recitals hereof.

“Project Contingency” shall mean the NSI funds available to reimburse HPD for unexpected or unanticipated Project Costs incurred by HPD, including but not limited to cost overruns, adjustments to the scope of Work, costs incurred for labor, parts or equipment required to bring the Project into compliance with the Performance Guarantees, errors and omissions, etc., as adjusted for Change Orders in accordance with the percentage set forth in Exhibit “H”. The initial amount of the Project Contingency is set forth in Exhibit “H”.

“Project Costs” shall mean any direct internal or third party labor, equipment and material costs incurred by HPD in connection with its performance of the Work.

“Project Savings” shall mean the amount by which actual Total Project Costs are less than the Estimated Project Costs, as adjusted for Change Orders.

“Project Schedule” shall mean Exhibit “A” attached hereto, which contains the schedule for performing the Work.

“Project Site” means the area immediately adjacent to the existing Natural Soda facility located near Rifle, CO.

“Punch List” shall mean and refer to a comprehensive list prepared upon Mechanical Completion of the Project identifying those insubstantial details of construction and mechanical adjustment which require repair, completion, correction or re-execution, the non-completion of which does not interfere with the beneficial use and occupancy by NSI of the Project.

“Scheduled Mechanical Completion Date” shall mean and refer to July 29, 2010, as such date may be adjusted pursuant to the terms and provisions of this Agreement.

“Scope of Work” shall have the meaning set forth in Article 7.

“Senior Officer” shall mean and refer to the chief executive officer, president or any executive vice president of NSI or HPD.

“Subcontractor” shall mean and refer to any person or entity that has a contract or agreement with HPD to perform a portion of the Work.

“Total Project Costs” means the actual aggregate total of all Project Costs incurred by HPD in connection with its performance of the Work exclusive of overhead and profit.

“Unforeseeable Conditions” (except as limited in Section 3.2 and elsewhere in this Agreement) shall mean and refer to physical conditions at the Project Site (i) which differ materially from those indicated in this Agreement, or (ii) which differ materially from those ordinarily found to exist and generally recognized as inherent in construction activities of the character provided for in this Agreement.

“Utility Consumption Guarantees” shall mean and refer to those guaranteed maximum levels and rates of utility consumption, as more fully described in the Performance Guarantees.

“Warranty Period” shall have the meaning set forth in Paragraph 3.3.

“Work” shall have the meaning set forth in the Recitals hereof.

2.             DURATION AND LIQUIDATED DAMAGES

2.1            Effective Date: This Agreement is effective as of the later of (i) date first shown above, and (ii) the date of the receipt by HPD from NSI of the advance payment specified in the Milestone Payment Schedule (the “Effective Date”) and shall continue in force until Final Completion of the Project, subject to termination of this Agreement as otherwise provided herein.

2.2            Project Schedule: HPD agrees that it shall achieve Mechanical Completion of the Project on or before the Scheduled Mechanical Completion Date, as may be adjusted from time to time in accordance with the terms of this Agreement.  A detailed description of Project Schedule is attached as Exhibit “A” to this Agreement.

2.3            Delay Liquidated Damages: The Parties agree that it would be extremely difficult and impracticable under the presently known and anticipated facts and circumstances to ascertain and fix the actual damages NSI would incur should HPD delay in achieving Mechanical Completion by the Scheduled Mechanical Completion Date, and accordingly the Parties hereby agree that if HPD fails to so achieve Mechanical Completion within such time, then the sole and exclusive remedy of NSI against HPD for such delay shall be to recover from HPD as liquidated damages, and not as a penalty, the sum of One Thousand Dollars ($1,000.00) for each day Mechanical Completion is so delayed by HPD (“Delay Liquidated Damages”); it being  acknowledged and agreed by the Parties hereto that the maximum aggregate liability of HPD to NSI for such Delay Liquidated Damages shall be limited to five percent (5%) of the Contract Sum. The foregoing notwithstanding, no Delay Liquidated Damages shall become due and payable by HPD to NSI unless NSI shall have been ready willing and able to make full use of the Boiler Addition but for the delay caused by HPD

2.4)          Left Intentionally Blank

2.5            Performance Liquidated Damages:

2.5.1         The Parties agree that it would be extremely difficult and impracticable under the presently known and anticipated facts and circumstances to ascertain and fix the actual damages NSI would incur should HPD fail to achieve the Utility Consumption Guarantees, and accordingly the Parties hereby agree that if HPD fails to achieve the Utility Consumption Guarantees, then the sole and exclusive remedy of NSI against HPD for such failure shall be to recover from HPD as liquidated damages, and not as a penalty, those amounts identified as liquidated damages in Exhibit “B” attached hereto.  Such liquidated damages shall be calculated on the basis of the last Performance Test conducted.

2.5.2         The Parties agree that it would be extremely difficult and impracticable under the presently known and anticipated facts and circumstances to ascertain and fix the actual damages NSI would incur should HPD fail to achieve the Production Rate Guarantee, and accordingly the Parties hereby agree that if HPD fails to achieve the Production Rate Guarantee, then the sole and exclusive remedy of NSI against HPD for such failure shall be to recover from HPD as liquidated damages, and not as a penalty, those amounts identified as liquidated damages in Exhibit “B” attached hereto.  Such liquidated damages shall be calculated on the basis of the last Performance Test conducted.

2.5.3         The Parties agree that in no event shall the aggregate amount of liquidated damages imposed against HPD for its failure to achieve the Utility Performance Guarantees and the Production Rate Guarantee (collectively the “Performance Liquidated Damages”) exceed twenty percent (20%) of the Contract Sum.

3.             REPRESENTATIONS AND WARRANTIES

3.1            NSI’s Representations and Warranties:   NSI represents and warrants to HPD that it holds fee simple title to the Project Site and that there are no restrictions to the right of NSI to develop, design and construct the Project, that such ownership interest in the Project Site permits HPD to access the Project Site for the purposes contemplated in this Agreement, and that NSI has obtained (or will timely obtain) from Governmental Authorities all governmental (including environmental) permits, licenses, variances and authorizations necessary to proceed with the  Project.

NSI represents and warrants that it has, or will have, the financial capacity to meet each and every financial obligation imposed by this Agreement at the time required.

NSI represents and warrants that it has obtained any necessary permission(s), authorizations and approvals from its corporate officers and/or board of directors, that it is legally authorized to enter into this Agreement and to fulfill any and all obligations imposed hereby, and that this Agreement constitutes the legal, valid and binding Agreement of NSI;  NSI represents and warrants that the individual signing this Agreement for NSI is fully authorized to enter into this Agreement in the name of NSI, and that he or she suffers no incapacity or infirmity which would invalidate the commitments herein undertaken.

3.2            HPD’s Representations and Warranties:  HPD represents that it has an understanding of the nature and scope of the Project, that it is familiar with projects of the nature described herein, and that it is experienced in performing work similar in nature to the Work.  In addition, HPD warrants and represents that it has inspected the Project Site and has an understanding of the obvious and visible Project site conditions (other than any subsurface conditions), including without limitations, anticipated weather conditions for the duration of the Project, prevailing labor rates and market conditions, the presence or absence of skilled labor to perform the Work, and all other site-specific relevant data that is reasonably necessary for the computation of the Scope of Work and the Total Project Costs.  No information known to HPD as stated in this Section 3.2, including without limitation that information known to HPD, by virtue of its prior work under that certain Engineering Services Agreement dated March 30, 2009, shall be an Unforeseeable Condition. For the avoidance of doubt, NSI acknowledges that HPD is relying on the completeness and accuracy of any information provided by NSI to HPD concerning all hidden or subsurface Project Site conditions, including without limitations, the soil and soil conditions, groundwater, and the presence or absence of any Existing Hazardous Substances.

HPD represents and warrants that it is legally authorized to enter into this Agreement and to fulfill any and all obligations imposed hereby and that this Agreement constitutes the legal, valid and binding agreement of HPD; HPD represents and warrants that the individual signing this Agreement for HPD is fully authorized to enter into this Agreement in the name of HPD, and that he or she suffers no incapacity or infirmity which would invalidate the commitments herein undertaken.

3.3            Warranty as to the Construction and Performance of the Project and Proprietary Rights Infringement Warranty:

(a)            HPD warrants to NSI that the materials and equipment incorporated into the construction of the Project will be free from defects in workmanship (the “Mechanical Warranty”).  The Mechanical Warranty shall remain in full force and effect for a period of one (1) year after the Mechanical Completion Date or 18 months from delivery of the materials and equipment, whichever occurs first (the “Warranty Period”), at which time; such warranty shall terminate and be of no further force or effect.  In no event shall the foregoing warranty apply to any Engineering Services provided by or on the behalf of HPD

(b)            If, at any time prior to the expiration of the preceding Warranty Period,  NSI discovers any breach by HPD of this Mechanical Warranty and notifies HPD in writing of such breach, then HPD shall, at its sole option, either repair or replace the defective portion of the construction to the extent and scope of the original scope of supply provided by HPD (the “Defective Construction”); provided, however,  NSI shall, at its sole cost and expense and prior to HPD performing any corrective work or services, disconnect or otherwise de-energize and make safe the portion of the Defective Construction to be corrected by HPD from all piping, clean such Defective Construction, free such Defective Construction of all liquids, solids, explosives, and combustible, toxic and asphyxiate gases, and otherwise make such Defective Construction safe for the corrective work and services to be performed by HPD.  The foregoing remedy shall be the sole and exclusive remedy of NSI against HPD for breach by HPD of this Mechanical Warranty, and shall be in lieu of all other remedies (whether available at law or in equity).

(c)            This Mechanical Warranty exclude any remedy for (a) damages, defects, deficiencies or failures due to: (i) negligence, abuse, willful misconduct or neglect by NSI or a third party not subject to the control of HPD; (ii) accidents following the Mechanical Completion Date, unless such accident arises out of a breach of HPD’s warranties under this Agreement; (iii) failure to store, operate and maintain any item of equipment in accordance with the written instructions of HPD; (iv) modifications, repairs or alterations not performed or authorized by HPD; (v) consumable or wearable parts of any item of equipment subject to replacement as part of a program of normal or scheduled maintenance; (vi) corrosion, erosion or abrasion; abnormal conditions of temperature, moisture or dirt not normally encountered in the environment where the equipment is operated; or deterioration or wear occasioned by chemicals; and (vii) damages, defects, deficiencies or failures not reported by NSI within the Warranty Period.

(d)            HPD warrants that the Project will meet the Performance Guarantees. Compliance by HPD with the Performance Guarantees shall be conclusively demonstrated by the successful completion of the Performance Tests and be strictly based upon receipt of the process and operational deliverables from NSI as defined in Exhibit “B”.

(e)            HPD warrants that none of the equipment supplied by HPD pursuant to this Agreement infringes any third party proprietary right (patent, trademark, copyright or trade secret), provided that NSI will (a) forthwith upon its receipt forward to HPD any communication charging infringement; (b) forthwith upon its receipt forward to HPD all process, pleadings and other papers served in any action charging infringement; (c) give HPD the opportunity to defend any such actions at its expense; and (d) give HPD the option at any time up to or after final judgment at its expense to minimize NSI’s damage or liability (i) by modifying or altering the equipment to make it non-infringing; (ii) by exchanging a non-infringing part that will fulfill substantially the same function for the infringing part, which infringing part is such case becomes the property of HPD; (iii) by obtaining a license permitting the use by NSI of any infringing part; or in the event all of the foregoing remedies set forth in subsections (e)(i), (e)(ii) and (e)(iii) are economically impracticable, by purchasing the infringing equipment at NSI’s straight line unamortized cost.; provided however, that none of these methods of mitigation shall cause any material harm to the Project or its ability to function as intended.  No warranty is made as to infringement resulting with compliance by HPD with specifications provided by NSI.

(f)            THE WARRANTIES SET FORTH IN THIS ARTICLE 3 ARE THE SOLE AND EXCLUSIVE WARRANTIES OF HPD.  HPD MAKES NO OTHER WARRANTIES OF ANY KIND WHATSOEVER, EXPRESS, IMPLIED, ORAL, WRITTEN OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR WARRANTIES ARISING BY CUSTOM, TRADE USAGE, PROMISE, EXAMPLE OR DESCRIPTION, ALL OF WHICH WARRANTIES ARE EXPRESSLY DISCLAIMED BY HPD AND WAIVED BY NSI.

4.             RELATIONSHIP OF THE PARTIES

HPD agrees that it is and shall conduct itself for all purposes as an independent contractor in its performance of the Work and completion of the Project. HPD further agrees that none of the employees, agents or Subcontractors of HPD shall be considered for any purpose whatsoever, or hold themselves out to be, or act as, employees or independent contractors of NSI. HPD agrees that neither HPD nor any of its employees, agents or Subcontractors shall, except as specifically authorized in writing by NSI, act as an agent for NSI.  For all purposes under law, notice to HPD shall operate as notice to employees, agents or Subcontractors of HPD.

5.             CHANGE ORDERS

5.1            NSI may, at any time during the term of this Agreement, request changes in the Work within the general scope of this Agreement (consisting of additions, deletions or other revisions) by written communication to HPD.  HPD shall, within seven days thereafter, provide NSI with a written acknowledgment of such request.  Thereafter, HPD shall, with reasonable promptness, provide NSI with a written proposal for incorporating the requested change into the Project, which in no event shall be later than 30 days from the date of the request by NSI or such longer as may be required to identify such a change  The proposal submitted by HPD shall include any adjustment in the Contract Sum, Estimated Project Cost, HPD Fixed Fee, the Performance Guarantees, the Milestone Payment Schedule and/or the Scheduled Mechanical Completion Date.  Such proposal shall be the basis for the negotiation of the corresponding Change Order, but if no such proposal or request for additional time required to submit such proposal is received within the time provided in this section, then HPD shall be deemed to have agreed to perform the changes in the Work at no additional time or cost to NSI  If such change in the Work requires the performance of additional on-site engineering services time for the commissioning of the Project, such services shall be performed at the rate set forth at Exhibit “C”.  If NSI agrees with the terms of the proposal submitted by HPD, the Parties shall execute a Change Order reflecting the requested change in the Work and the proposed adjustments, if any, in the Contract Sum, Estimated Project Cost, HPD Fixed Fee, the Performance Guarantees, the Milestone Payment Schedule and/or the Scheduled Mechanical Completion Date.  In the event NSI disagrees with any of the terms of the proposal submitted by HPD,  NSI may submit such disagreement to the dispute resolution process set forth in Article 12; provided, however, (i) under no circumstances (even pursuant to the dispute resolution process) shall HPD be obligated to accept any change in the Work proposed by NSI if HPD believes that such change will impact the ability of HPD to achieve the Performance Guarantees; and (ii) under no circumstances, except HPD’s deemed acceptance of NSI’s proposal, shall HPD be obligated to proceed with a requested change in the Work unless and until the Parties execute a mutually acceptable Change Order.

5.2            Should HPD believe that any instructions, interpretations or communications of any kind from NSI constitute a change in the Work, HPD shall notify NSI in writing of said belief within seven days after HPD becomes aware of such instruction, communication or interpretation.   NSI and HPD shall thereafter attempt to arrive at an agreement on whether a change has occurred, and the impact of such change, if any, on the Contract Sum, the Performance Guarantees, the Milestone Payment Schedule and/or the Scheduled Mechanical Completion Date.  Should the Parties fail to arrive at an agreement on the matter, either Party may, by written notice to the other, invoke the dispute resolution provisions in Article 12.

5.3    If and to the extent that any Change in Law gives rise to a change in the Work, Contract Sum, Payments, Payment Schedule, Project Schedule, the Schedule Dates or other provisions of this Agreement, or, in respect solely of a Change in Law, an increase or decrease in the cost of equipment or taxes, such Change in Laws shall be treated as if it were a change initiated by NSI to which the provisions of Article 5 shall apply.  Each Party shall notify the other as soon as it becomes aware of any Change in Laws and shall provide the other Party with such further information and assistance as such Party may reasonably request in order to enable the Parties to comply with their obligations under this Agreement.

6.             CONFLICTS

If there is any conflict between any provisions in the body of this Agreement and any provisions in the attached Exhibits, then the provisions in the body of this Agreement shall prevail over the provisions in the attached Exhibits.

7.             HPD’S WORK

(a)            HPD covenants and agrees that it shall perform and complete the Work in accordance with applicable Law and this Agreement.  Except as otherwise provided in this Agreement, HPD shall supply and pay for all services, materials (which, unless otherwise agreed in writing by NSI, shall be new), and other items identified in this Agreement as being necessary to perform the Work.  The entire scope of the Work is specifically set forth in this Agreement and Exhibit “D” (collectively the “Scope of Work”); and any items or services not specifically enumerated herein or in Exhibit “D” are not included as part of the Scope Work and are considered to be the responsibility of NSI, unless such items or services are necessary components of, or incidental to, HPD’s Scope of Work as reflected on Exhibit D.

(b)            The design, engineering and construction services provided by HPD shall be performed in accordance with generally accepted design, engineering and construction standards recognized in the same geographic area as the Project Site for projects of similar scope and magnitude to the Project.

(c)            HPD shall not permit the employment of personnel at the Project Site who HPD is aware are not legally authorized to work in the United States, who are unfit or incompetent or otherwise not skilled in the tasks assigned to them, and shall supply security for the Project Site as it deems necessary in its sole discretion.  The provision of security by HPD shall be solely for the benefit of HPD and HPD shall have no obligation to provide security for NSI’s own materials or employees or other contractors.

8.             COMPENSATION

8.1            Contract Sum and Monthly Accounting Report.  NSI shall pay HPD in current funds for the performance by HPD of Work the total fixed sum of  Four Million Four Hundred Twenty Six Thousand  Dollars ($4,426,000) calculated in the manner presented in Exhibit “H” (the “Contract Sum”), as adjusted for Change Orders in accordance with this Agreement. The total consideration paid by NSI to HPD hereunder shall equal the Contract Sum minus any Project Savings; plus (b) any Cost Overruns (the “Adjusted Final Contract Sum”).  HPD and NSI will calculate the Project Savings or Cost Overruns at Final Completion in collaboration with each other.  Disputes as to such amounts shall be handled in accordance with the Dispute resolution procedures in Article 12 of this Agreement.  Any remaining unspent portions of the Project Contingency shall be credited to NSI. Attached as Exhibit “I” is a sample calculation of the Adjusted Final Contract Sum utilizing the formula set forth herein. The remaining scope of Work will be those man-days identified in Exhibit “D” for startup services for which NSI shall pay HPD on a per diem basis.

HPD shall furnish NSI by the 15th of each calendar month a monthly accounting report of all Project Costs incurred by HPD up to the immediately preceding calendar month and the forecast for the project completion (the “Monthly Accounting Report”).

8.2            Milestone Payments. NSI shall make progress payments to HPD on account of the Contract Sum in installments as the Work progresses in accordance with Milestone Payment Schedule attached hereto as Exhibit “E” (“Milestone Payments”). If required the final milestone payment will be modified to reflect those Project Savings identified in 8.1.

8.3            Form and Manner of Payments:

8.3.1         Payments to HPD. NSI shall make all payments due to HPD under this Agreement by wire transfer of immediately available funds to the following bank account:

[insert bank account information]

8.3.2         General. HPD may designate from time to time a different bank or account for receipt of Payments by notice to NSI given not less than 20 days prior to the next payment date to which such payment instructions are to apply.  If the date for any payment called for under this Agreement should fall on a day that is not a business day at the location designated for receipt of such payment, then such payment may be made on the next succeeding business day in such location with the same effect as if made on the date due.

8.4            Milestones. The Milestone Payments in the Milestone Payment Schedule have allocated to them the portion of the Contract Sum that HPD shall be entitled to receive when particular milestone events described in such Milestone Payment Schedule (“Milestones”) are completed in accordance with Paragraphs 8.5 and 8.6.

8.5            Milestone Payments.

8.5.1         When HPD has completed a portion of the Work that would entitle it to receive a Milestone Payment, it shall submit to NSI an invoice (“Invoice”).  An Invoice shall (i) state NSI’s project number, (ii) set forth the Milestone(s) that HPD has successfully achieved and (iii) set forth the Milestone Payment(s) which correspond to the completion of such Milestone(s).

8.5.2         Within fifteen days of its receipt of an Invoice, NSI shall provide written notice to HPD as to any reasonable objections it may have as to Milestones that HPD claims to have achieved.  If NSI fails to provide written notice of any objections within such fifteen-day period, NSI shall be deemed to have acknowledged the successful completion by HPD of the Milestone(s) HPD claims to have achieved and shall further be deemed to have accepted the corresponding Invoice, unless HPD has failed to achieve a Milestone, or a component of a Milestone, that shall not have been then discoverable in the exercise of reasonable diligence; and in such case, NSI shall have a period of fifteen days to provide its notice in accordance with this Section 8.5.2 from NSI’s actual discovery of the issue.  If NSI provides a reasonable objection (within the foregoing fifteen-day periods) as to the claim by HPD of completion as to any Milestone, HPD shall not be paid for such Milestone until the Milestone is in fact achieved or corrected; provided however, the remaining undisputed portion of the Invoice shall be deemed accepted by NSI.  HPD may include such Milestone in the Invoice immediately following the date the Milestone is finally achieved.

8.5.3         NSI shall pay the undisputed portion of an Invoice within 30 days after submission of such Invoice.  The effective date of the submission of an Invoice shall be deemed the day when NSI receives the Invoice from HPD.

8.5.4         If NSI objects to any amount(s) expressed in any Invoice within the time period set forth at Subparagraph 8.5.2, either Party may at any time refer such objection to the dispute resolution procedures set forth in Article 12.

8.6            Payment Upon Mechanical Completion.

8.6.1         At such time as HPD believes that it has achieved Mechanical Completion, HPD shall submit its final Invoice, which shall constitute the remaining amount of the Contract Sum to be paid by NSI to HPD for the performance of the Work (the “Final Payment”).  Notwithstanding anything to the apparent contrary stated elsewhere in this Article 8 or this Agreement, NSI shall be entitled to withhold ten percent (10%) of the Final Payment, until such time as the Certificate of Mechanical Completion is signed or a determination of Mechanical Completion is made and the HPD LOC is established pursuant to Section 8.7.

8.6.2         Within fifteen days of its receipt of an Invoice for Final Payment, NSI shall provide written notice to HPD as to any reasonable objections it may have as to the achievement by HPD of Mechanical Completion.  If NSI fails to provide written notice of any objections within such fifteen-day period, NSI shall be deemed to have acknowledged that the Project is Mechanically Complete and shall further be deemed to have accepted the corresponding Invoice, unless HPD has failed to achieve a Mechanical Completion because of an issue that shall not have been then discoverable in the exercise of reasonable diligence; and in such case, NSI shall have a period of fifteen days to provide its notice in accordance with this Section 8.5.2 from NSI’s actual discovery of the issue.  If NSI provides a reasonable objection (within the foregoing fifteen-day periods) as to the claim by HPD of Mechanical Completion, HPD shall not be paid the Final Payment, if already paid, HPD shall hold applicable funds in escrow, until Mechanical Completion is in fact achieved; provided, however, the remaining undisputed portion of the Invoice shall be deemed accepted by NSI.

8.7            HPD’s Irrevocable Letter of Credit. Immediately upon the latter of the receipt by HPD of a fully executed Certificate of Mechanical Completion (as defined at Subparagraph 16.1.3) or the receipt by HPD of Final Payment, HPD shall provide to NSI an irrevocable letter of credit (the “HPD LOC”) in the form attached hereto as Exhibit “F”.  The HPD LOC shall be in an amount equal to ten percent (10%) of the Contract Sum.  The HPD LOC shall expire upon the achievement by HPD of Commercial Operation as set forth in Subparagraph 16.2.3 of this Agreement.

8.8            Employment Taxes and Worker’s Compensation. HPD accepts exclusive liability for payment of federal and state payroll taxes and all premiums for worker’s compensation insurance for its employees who are assigned to the Project, and for the associated contributions for unemployment insurance, subsequent injury fund, old age pensions, annuities, retirement, and related benefits, imposed under any provision of any applicable Law.  HPD will ensure that each Subcontractor who performs any part of the Project accepts the same responsibility and liability with respect to its employees.  HPD shall not engage any Subcontractor who does not have its own policy of worker’s compensation insurance for its employees at the Project.  HPD agrees to defend, indemnify and hold NSI harmless against all claims, taxes, penalties, interest or costs which may be made or assessed under any applicable Laws with respect to the payment of federal and state payroll taxes, claims that are covered or should be covered under a policy of worker’s compensation insurance, and contributions for unemployment insurance, the subsequent injury fund, old age pensions, annuities, retirement and related benefits, payable to or on behalf of the employees of HPD or any of its Subcontractor’s employees.

8.9            Title and Liens.

8.9.1         Title to each portion of the Work (except with respect to drawings, specifications, designs and plans as set forth at Article 22) shall pass to NSI at the time of receipt of the material at the Project Site and payment by NSI to HPD for such portion of the Work; provided, however, that this provision shall not affect any applicable statute of limitations or of repose for the Work.

8.9.2         HPD represents that the Work for which HPD has been paid by NSI will be free and clear of liens, claims and security interests by any person or entity claiming an entitlement thereto by or through HPD (“Liens”). HPD shall indemnify, defend and hold NSI harmless from the existence of all such Liens arising out of the performance of the Work under the Agreement. HPD shall have the right to contest any Lien; provided it first must furnish a bond or other assurances of payment necessary to remove the Lien and all other encumbrances from the Work in accordance with the applicable Law.

9.             NSI’S DUTIES & OBLIGATIONS

9.1            Taxes and Permits.  NSI, at its sole cost and expense and not as a cost of the Work, shall pay all value-added, sales, consumer, use, excise and other taxes, levies, duties and tariffs (whether direct or indirect) relating to or incurred in connection with the performance of the Work and/or completion of the Project, including without limitation all duties, levies, tariffs and taxes (whether foreign or otherwise) related to the import or export of machinery, equipment, materials, parts and supplies utilized in performing the Work.  NSI, at its sole cost and expense and not as a cost of the Work, shall also secure and pay for any and all permits and licenses necessary for the performance of the Work and/or completion of the Project.  NSI shall promptly reimburse HPD in the event HPD is required to pay any such duty, levy, tariff or tax, or to secure or pay for any such permit or license.

9.2            Access.  HPD and its Subcontractors, and their respective employees, agents, representatives and designees, shall be granted access to the Project Site at all times so as to enable HPD to perform its duties and obligations under this Agreement.  HPD shall not permit any unauthorized persons or entities to have access to the Project Site.

9.3            Utilities and Consumables.  NSI shall, at all times during the term of this Agreement and at its sole cost and expense, provide the following items as required by HPD including, without limitation, during the construction and commissioning of the Project and the performance of the Performance Tests: all electricity, all water and all other utilities, all chemicals, all lubricants, all feed stock and all consumables.

9.4            Obligations of NSI.  NSI shall provide the following services in relation to the Project:

(i)	Provide full access to the Project Site to HPD by February 28, 2010;

(ii)	Secure all permits and licenses necessary for performance of the Work and/or completion of the Project by February 28, 2010

(iii)	Relocation and demolition of existing equipment and obstruction at the project site to make ready for equipment installation by February 28, 2010

(iv)	Provide utilities to locations within the Project Site as designated by HPD as follows:

•	construction power, (i.e., single phase power) by February 28, 2010
•	feed brine by June 30, 2010.
•	water for hydrotest by June 15, 2010. (and subsequent disposal of)
•	permanent power, seal water, instrument and plant air, by June 15, 2010_
•	Trained Operators for check out, commissioning by June 15, 2010.

(v)	Balance of the process plant complete and ready for operation by July 15, 2010

9.5            Mutual Cooperation.  Whenever the cooperation of NSI is required by HPD in order to carry out the obligations of HPD hereunder, NSI agrees that it shall act in good faith in so cooperating with HPD at the sole cost and expense of NSI.  Similarly, whenever the cooperation of HPD is required by NSI in order to carry out the obligations of NSI hereunder, HPD agrees that it shall act in good faith in so cooperating with NSI; provided, however, HPD shall be entitled to be compensated for such services in accordance with Article 5, unless such cooperation is related to an item within HPD’s Scope of Work, in which case no additional compensation shall be earned or paid.

9.6            Not Exclusive.  The foregoing obligations are in addition to and not in lieu of the other duties and obligations of NSI and HPD enumerated elsewhere in this Agreement.

10.           CONFIDENTIALITY

In the course of negotiations and performance of this Agreement and the related interaction between the Parties, it may be necessary for either HPD or NSI, or both of them, to divulge to the other certain confidential or proprietary technical, financial, statistical or business information.  This confidentiality provision shall apply to such information that is clearly labeled “confidential,” “secret,” or “proprietary” by the providing Party or information that the providing Party advises the other Party in writing is confidential in nature or which the receiving Party reasonably should know is considered to be confidential by the other Party.  The Party providing such information may advise the other Party in writing as to the confidential nature of such information before the information is given to the other Party, at the time such information is given to the other Party, or within one day after such information is given to the other Party (provided, however, disclosure of any such information within such one day period shall not be deemed a violation of this Article 10).  The preceding information is hereinafter referred to as “Confidential Information”.

The receiving Party hereby agrees to treat all Confidential Information in the same manner as it would its own confidential information.  During the term of this Agreement, and for five (5) years thereafter, the recipient shall use the Confidential Information solely for the purposes of performing the Work or operating and maintaining the Project, as the case may be.  The recipient may disclose Confidential Information only to those individuals and entities who are reasonably required to know the Confidential Information in order to fulfill their obligations in relation to the Project.

The obligations imposed by this Article 10 (a) shall not apply to any Confidential Information that: (1) was already in the possession of the recipient prior to the Effective Date (unless the recipient received such information from the other Party pursuant to the development and negotiation of this Agreement), or (2) is or becomes publicly available through no fault of the recipient, or (3) is obtained by the recipient from a third party who is under no obligation of confidence to the Party source, or (4) is disclosed to third parties without restriction by the Party source, or (5) for which disclosure is required by any Law, but only after first notifying the Party source of such required disclosure; and (b) shall be in addition to and not in lieu of those obligations imposed by that certain Mutual Confidentiality Agreement dated August 28, 2008, between HPD and NSI (the “Existing Confidentiality Agreement”).

11.           INDEMNITY

11.1          To the fullest extent permitted by law, the HPD shall indemnify, defend and hold harmless NSI, and the officers, directors and employees of NSI (the “NSI Indemnified Parties”) from and against claims, damages, losses and expenses, including but not limited to attorneys’ fees, that may be incurred by a NSI Indemnified Party on account of any claim for bodily injury or third party property damage but only to the extent caused by the negligence or willful misconduct of HPD or the negligence or willful misconduct of anyone for whom HPD is responsible, or any conduct or activity for which HPD or any such party is strictly liable  This indemnification obligation shall survive the termination or completion of this Agreement.  HPD shall not be required to indemnify, defend or hold harmless any NSI Indemnified Party for any loss, cost or damage arising out of the negligent acts or omissions of such NSI Indemnified Party.

11.2          To the fullest extent permitted by law, NSI shall indemnify, defend and hold harmless HPD, its Subcontractors and their respective officers, directors and employees (the “HPD Indemnified Parties”) from and against claims, damages, losses and expenses, including but not limited to attorneys’ fees, that may be incurred by an HPD Indemnified Party on account of any claim for bodily injury or third party property damage but only to the extent caused by the negligence or willful misconduct of NSI or the negligence or willful misconduct of anyone for whom NSI is responsible, or any conduct or activity for which NSI or any such party is strictly liable..  This indemnification obligation shall survive the termination or completion of this Agreement.  NSI shall not be required to indemnify, defend or hold harmless any HPD Indemnified Party for any loss, cost or damage arising out of the negligent acts or omissions of such HPD Indemnified Party.

12.           DISPUTE RESOLUTION

12.1          Senior Officers to Resolve.  All claims, disputes or other controversies arising out of, or relating to, this Agreement (hereinafter collectively referred to as a “Dispute”) shall initially be submitted to a Senior Officer from each Party for resolution by mutual agreement between said officers.  Any mutual determination by the Senior Officers shall be final and binding upon the Parties.  However, should such Senior Officers fail to arrive at a mutual decision as to the Dispute within twenty (20) days after notice to both individuals of the Dispute, the Parties shall then attempt to resolve such Dispute by mediation in accordance with the terms and provisions set forth in Paragraph 12.2 hereof.

12.2          Mediation.   Notice of the demand for mediation for any Dispute which has not been resolved in accordance with Paragraph 12.1 shall be filed with the other Party to this Agreement, and shall be made within a reasonable time after such Party is permitted to mediate the Dispute as provided herein.  All mediation proceedings shall take place in Denver, CO and shall be conducted in accordance with rules mutually determined by the Parties.  The mediator shall be an individual mutually selected by NSI and HPD, which individual shall unless otherwise mutually agreed by the Parties (i) have at least 10 years experience in the discipline which is the subject of the Dispute, and (ii) be an attorney whose 10 years of experience has been in the realm of litigating issues which are the subject of the Dispute.  Each Party shall be responsible for and bear its own costs and expenses, including attorney fees, incurred in connection with the mediation. Costs of mediation, including the fees of mediator, shall not be a recoverable cost in the event of further dispute resolution processes between the parties.  The Parties shall share equally the fees of the mediator and any other incidental common fees incurred in connection with the mediation. Any mutual determination by the Parties arising out of or resulting from any such mediation shall be final and binding upon the Parties.  If the Parties fail to arrive at a mutual decision as to the Dispute within 30 days after commencement of the mediation proceedings, the Parties shall then be entitled to proceed with arbitration as provided in Paragraph 12.3.

12.3          Arbitration.  To the extent that any Dispute continues to exist after the mediation provided for in Paragraph 12.2 and to the exclusion of any court of law, either Party may refer the Dispute to arbitration. All Disputes be shall be resolved by such arbitration.  The arbitration will be conducted in Denver, Colorado before a single arbitrator in accordance with the Construction Industry Arbitration Rules of the American Arbitration Association. The award of the arbitrator shall be final and binding and judgment upon the award may be entered in any court of competent jurisdiction. The arbitrator shall have no jurisdiction to hear claims for or authority to award punitive damages against either Party.  Except as otherwise modified in this Agreement, the Arbitrator shall apply the substantive local, state and federal rules of law applicable to the Project Site in the State of Colorado.

12.4          Costs and Expenses of Arbitration.  The prevailing Party in any arbitration proceedings shall be reimbursed by the other Party for all costs, expenses and charges, including, without limitation, reasonable attorneys’ fees, incurred by said prevailing Party; provided, however, that each side shall be equally responsible for the costs charged by the arbitrator, which costs shall not be recoverable in accordance with this Section 12.4

12.5          Continuation of Work.  Pending the final resolution of any Dispute, HPD shall proceed diligently with the performance of the Work and its other duties and obligations under this Agreement without diminution of effort, and NSI shall continue to make payments of undisputed amounts in accordance with this Agreement.

13.           INSURANCE

13.1          NSI’S Insurance. NSI shall, commencing on the date of construction activities by HPD at the Project Site, procure and maintain an "All Risk" Property Insurance Policy in relation to the Project.  Such policy shall (i) be written on a full replacement cost, “all risk” form, (ii) include a waiver of any coinsurance penalty, (iii) cover the entire Project, including all equipment, materials, machinery, supplies, structures and other items incorporated in the Project, (iv) contain no deductibles which exceed $10,000 per occurrence, and (v) be maintained until Final Completion.  The preceding insurance shall include the interests of NSI, HPD, Subcontractors, sub-subcontractors, vendors and suppliers in the Work, naming each as an additional insured.  Such insurance shall be placed with an insurer with a rating of “A” “X” or better by A.M. Best Company, and shall contain an endorsement which requires the insurer to provide each additional insured with at least 30 days prior written notice before canceling, terminating or materially altering the terms of such policy.  NSI shall, on or before the Effective Date, furnish HPD with a certificate of insurance, evidencing the foregoing coverage.

13.2          HPD’S Insurance.  HPD shall maintain at its sole cost the insurance coverage set forth below with companies reasonably satisfactory to NSI, and with policy limits not less than as stated:

(i)             Workers’ Compensation Insurance as required by laws and regulations applicable to and covering employees and statutory employees of HPD engaged in the performance of the Project;

(ii)            Employers’ Liability Insurance protecting HPD against common law liability in the absence of statutory liability, for employee bodily injury arising out of the master servant relationship with a limit of not less than $1,000,000 per occurrence;

(iii)           Commercial General Liability Insurance, including products and completed operations, with limits of not less than $1,000,000 per occurrence and in the aggregate;

(iv)           Automobile Liability Insurance, including non-owned and hired vehicle coverage, with limits of liability of not less than $1,000,000 per occurrence and in the aggregate;

(v)            Excess Liability Insurance over Automobile Liability, Commercial General Liability, and Employers’ Liability coverage afforded by the primary policies described above with minimum limits of $4,000,000 per occurrence and in the aggregate;

(vi)           Builder's Risk Property Insurance as to the Work, which insurance shall cover materials in-transit or stored off-site and which otherwise is substantially similar to the property insurance policy described in Paragraph 13.1; and

Prior to commencement of the Project, certificates evidencing the required coverage shall be delivered to NSI, and shall name NSI as an additional insured under the Commercial General Liability, Excess Liability Insurance and as a loss payee under the Builder's Risk Policy. These certificates shall provide that any change restricting or reducing coverage or the cancellation of any policies under which such certificates are issued shall not be valid as respects NSI until NSI has received 30 days written notice of such change or cancellation.

14.           NON-ASSIGNMENT

Except for Subcontractors engaged by HPD in the ordinary course of business, neither Party may assign, convey or transfer this Agreement or any part thereof, or delegate its duties hereunder, without the prior written consent of the other Party.  Any attempted assignment in violation of the provisions hereof shall be null and void and of no legal effect.

15.           EXCUSABLE EVENTS

HPD shall be entitled to an equitable adjustment in the Contract Sum and/or in the Schedules Mechanical Completion Date upon the occurrence of an Excusable Event.  For purposes of this Agreement, an “Excusable Event” shall mean and refer to:  (a) delays resulting from the acts or omissions of NSI, or of its separate contractors, representatives and agents performing work or services at the Project Site (including, without limitation, any delays caused by the failure of NSI to perform its duties and obligations set forth in Paragraphs 9 or 16, or any work stoppages which occur pursuant to the terms and provisions of Article 19); (b) acts of God, fires, explosions, casualties, floods, earthquakes, tornados, severe weather which is not reasonably consistent with weather applicable to the Project Site, natural disasters, epidemics, civil disturbances, war, riots, sabotage, accidents not attributable to the fault of HPD, restraints or injunctions issued by a court or other Governmental Authority or other governmental acts or omissions unless caused by any activity within the control of HPD, strikes or labor disputes, or non-delivery of acceptable materials or unusual delays in the delivery of materials by suppliers; (c) the discovery of any Unforeseeable Conditions at the Project Site; (d) the discovery of any Existing Hazardous Substances at the Project Site; (e) the occurrence of an amendment, modification, adoption, repeal or enactment after the Effective Date of any Law which is applicable to the performance of the Work; or (f) the occurrence of any other events or matters which are beyond the control of HPD.  Any adjustment in the Contract Sum and/or Scheduled Mechanical Completion Date shall be reflected in a Change Order executed by the Parties hereto.  If HPD claims there is a Excusable Event, HPD shall notify NSI of the nature and cause of the event in writing within twenty (20) days after HPD becomes aware of the event, including the anticipated duration of the Excusable Event, the effect upon the obligations of HPD, and the actions currently being taken and planned to be taken by HPD to mitigate or avoid the effects of the Excusable Event.  This Article 15 is subject to HPD’s warranty contained in Section 3.2, and an Excusable Event shall not include any matter as to which HPD has provided a warranty or representation.  NSI may dispute HPD’s assertion of an Excusable Event, or any matter arising out of HPD’s assertion of an Excusable Event in accordance with the Dispute resolution procedure contained in Article 12 of this Agreement.

16.           MECHANICAL COMPLETION, COMMERCIAL OPERATION AND FINAL COMPLETION

16.1          Mechanical Completion

16.1.1       Training.  On or before the date that is 90 days prior to the date HPD reasonably believes Mechanical Completion of the Project will be achieved, HPD shall schedule a training program for personnel of NSI in relation to the operation and maintenance of the Project from and after the Mechanical Completion Date.  Such program shall consist of the provision of training manuals and technical assistance, and the conducting of classroom and hands-on instruction.  HPD shall complete all such training on or before the Mechanical Completion Date, and shall provide NSI with all operation and maintenance manuals at such time.

16.1.2       Spare Parts.  HPD shall provide NSI with a list of spare parts necessary to operate and maintain the Project for a period of one (1) year after the Mechanical Completion Date.  NSI shall procure and deliver to the Project Site by the Mechanical Completion Date, at its sole cost and expense, such spare parts as the Parties mutually determine are reasonably necessary for the performance of the Performance Tests.  Such spare parts shall be made available to HPD for use during the performance of the Performance Tests; provided, however, if HPD so utilizes any such spare parts, it shall replace the same.

16.1.3       Establishing Mechanical Completion.  When HPD believes that it has achieved Mechanical Completion, HPD shall so notify NSI (which notice shall be accompanied by HPD’s proposed Punch List).  Thereafter, NSI shall conduct those investigations and inspections it deems necessary or appropriate to determine if Mechanical Completion has in fact been achieved.  Within fifteen days after the receipt by NSI of HPD’s notice, NSI shall either (i) notify HPD that Mechanical Completion has been achieved, or (ii) notify HPD that Mechanical Completion has not been achieved and stating the reasons therefor.  In the event NSI provides written notice that Mechanical Completion has been achieved, HPD and NSI shall, within fifteen days thereafter, mutually prepare an updated Punch List, and shall execute a “Certificate of Mechanical Completion” establishing and identifying the Mechanical Completion Date (which date shall be the date of HPD’s original notice).  In the event NSI provides written notice that Mechanical Completion has not been achieved, HPD shall, at its sole cost and expense, immediately correct and/or remedy the defects, deficiencies and other conditions that so prevent Mechanical Completion.  If HPD disputes the determination of NSI that Mechanical Completion has not be achieved, HPD shall proceed in accordance with the Dispute resolution procedures set forth in Article 12; provided, however, HPD shall correct and/or remedy those items identified as preventing Mechanical Completion under protest.  Notwithstanding anything to the contrary stated elsewhere in this Agreement, HPD shall correct or complete all of the items identified by HPD as “Punch List” items during any other disputes or discussions between the parties as to the establishment of Mechanical Completion under this Section 16.1.3.  If the Dispute is resolved in favor of HPD, HPD shall be fully compensated for all amounts reasonably expended by HPD in correcting or remedying those items identified as preventing Mechanical Completion.  Upon completion of such corrective and/or remedial actions, HPD shall resubmit its revised notice stating that it believes Mechanical Completion has been achieved and the foregoing procedures shall be repeated until Mechanical Completion has in fact been achieved.  In the event NSI fails to provide written notice to HPD within the foregoing fifteen-day period, then HPD shall be deemed to have achieved Mechanical Completion on the date of its original notice.

16.1.4       Possession.  Upon the Mechanical Completion Date, NSI shall take possession of, and shall assume care, custody and control over the Project, which shall be the date of substantial completion of the Project.

16.2          Performance Testing and Commercial Operation.

16.2.1       Commissioning.  At the direction of HPD, NSI’s personnel shall, under the direction and supervision of HPD, commence the initial operation of the Project (i.e., the commissioning of the Project. HPD will continue with such supervision for a period of 20 days following the Mechanical Completion Date.

16.2.2       Performance Testing.  At such time as HPD believes that the Project will be ready for the Performance Tests set forth in Exhibit “G” and as soon as reasonably practicable following the Mechanical Completion Date (as of the Effective Date, the protocol for the Performance Tests has not been developed by HPD but, upon development by HPD and concurrence by NSI, such Performance Tests shall become incorporated herein as if a part of this Agreement as of the Effective Date), HPD shall so notify NSI of the specific date of the proposed Performance Tests in writing, which shall not be more than fifteen days from HPD’s notice that the Project is ready for Performance Testing, provided that notice will be given not less than ten days prior to the commencement of the Performance Tests.  NSI shall conduct the Performance Tests on the date(s) specified in the preceding notice in order to determine if the Project meets the Performance Guarantees.  NSI shall complete the Performance Tests within 60 days after receipt of such written notice from HPD.  In the event that NSI fails to complete the Performance Tests within said 60-day period and such failure is not due to the sole fault of HPD, HPD shall be entitled to a Change Order for any additional costs incurred by HPD as the result of such extended Performance Test period in accordance with Article 5.  All such tests shall be conducted utilizing NSI’s personnel, who shall act under the supervision and direction of HPD.  The Project will be operated in its normal mode of operation while Performance Tests are being conducted, which shall consist of (i) the operation of the Project as a whole, (ii) the concurrent operation of Project systems, and (iii) the operation of all Project systems within the manufacturers’ specifications and without over-stressing or over-pressurizing any such systems.  All fuel, all consumables, all water, all utilities, all operating supplies, all operating personnel and all related resources necessary to perform the Performance Tests shall be provided by NSI at its sole cost and expense.

16.2.3       Establishing Commercial Operation.  When HPD believes that it has achieved Commercial Operation, HPD shall so notify NSI (which notice shall be accompanied by the results of the last Performance Tests and any other information deemed reasonably necessary by HPD).  Thereafter, NSI shall conduct those investigations and inspections it deems necessary or appropriate to determine if Commercial Operation has in fact been achieved.  Within fifteen days after the receipt of by NSI of notice from HPD, NSI shall either (i) notify HPD that Commercial Operation has been achieved, or (ii) notify HPD that Commercial Operation has not been achieved and stating the reasons therefor.  In the event NSI provides written notice that Commercial Operation has been achieved, HPD and NSI shall execute a “Certificate of Commercial Operation”.  In the event NSI provides written notice that Commercial Operation has not been achieved, HPD shall, at its sole cost and expense, immediately correct and/or remedy the defects, deficiencies and other conditions which so prevent Commercial Operation, and to the extent necessary, it shall re-perform the Performance Tests in the manner provided in Subparagraph 16.2.2 (but HPD need only give NSI five days advance written notice for any such subsequent tests).  The foregoing procedures shall be repeated until the earlier of (i) the date Commercial Operation has in fact been achieved, or (ii) the occurrence of three failures off the Performance Test.  If HPD disputes the determination of NSI that Commercial Operation has not be achieved, HPD shall proceed in accordance with the Dispute resolution procedures set forth in Article 12; provided, however, HPD shall correct and/or remedy those items identified as preventing Commercial Operation under protest.  If the Dispute is resolved in favor of HPD, HPD shall be fully compensated for all amounts expended by HPD in correcting or remedying those items identified as preventing Commercial Operation.  In the event NSI fails to provide written notice to HPD within the foregoing fifteen - day period, then HPD shall be deemed to have achieved Commercial Operation on the date of its original notice.

16.3          Final Completion

16.3.1       Establishing Final Completion. When HPD believes that it has achieved Final Completion, HPD shall so notify NSI. Immediately thereafter, NSI shall conduct those investigations and inspections it deems necessary or appropriate to determine if Final Completion has in fact been achieved.  Within fifteen days after the receipt by NSI of notice from HPD, NSI shall either (i) notify HPD that Final Completion has been achieved, or (ii) notify HPD that Final Completion has not been achieved and stating the reasons therefor.  In the event NSI provides written notice that Final Completion has been achieved, HPD and NSI shall execute a “Certificate of Final Completion”.  In the event NSI provides written notice that Final Completion has not been achieved, HPD shall, at its sole cost and expense, immediately correct and/or remedy the defects, deficiencies and other conditions that so prevent Final Completion.  Upon completion of such corrective and/or remedial actions, HPD shall resubmit its notice stating that it believes Final Completion has been achieved and the foregoing procedures shall be repeated until Final Completion has in fact been achieved.  If HPD disputes the determination of NSI that Final Completion has not be achieved, HPD shall proceed in accordance with the Dispute resolution procedures set forth in Article 12; provided, however, HPD shall correct and/or remedy those items identified as preventing Final Completion under protest.  If the Dispute is resolved in favor of HPD, HPD shall be fully compensated for all amounts expended by HPD in correcting or remedying those items identified as preventing Final Completion.  In the event NSI fails to provide written notice to HPD within the foregoing five (5) business day period, then HPD shall be deemed to have achieved Final Completion on the date of its original notice.

17.           TERMINATION OF THE AGREEMENT

17.1          Default and Remedies.  The occurrence of any one or more of the following matters shall constitute a default under this Agreement (a “Default”):  (a) failure by either Party to observe and perform any material covenant, condition or agreement on its part to be observed or performed hereunder and the continuation of the same for seven days after the defaulting Party’s receipt of written notice thereof from the non-defaulting Party; provided, however, if such matter cannot with due diligence be remedied by the defaulting Party within such seven day period, and the defaulting Party shall have diligently prosecuted the remedying of such failure within such seven days, such period shall be extended by such additional time period as may be reasonably required by the defaulting Party to cure or correct such matter (it being agreed, however, that nonpayment of monies by either Party shall not, under any circumstances, give rise to an extension in the preceding seven day period); (b) the insolvency, dissolution or liquidation of either Party, or the filing of a petition in bankruptcy by or against either Party, or the adjudication of either Party as bankrupt, or any general assignment by either Party for the benefit of its creditors, or the application for, or consent to, the appointment of any receiver, trustee, custodian, or similar officer by either Party; or (c) failure (or admission in writing of inability or unwillingness) by NSI to pay amounts due and payable to HPD hereunder.  Should HPD be in Default, NSI may terminate this Agreement and avail itself of any and all rights or remedies available at law or in equity.  Should NSI be in Default, HPD may terminate this Agreement and avail itself of any and all rights or remedies available at law or in equity.

17.2          Termination for Convenience.  NSI may terminate this Agreement at any time for its convenience upon not less than 30 days prior written notice to HPD.  If this Agreement is so terminated, HPD, as its sole and exclusive remedy hereunder, shall be entitled to receive the following: payment for all costs incurred by HPD in the performance of the Work to the date of termination; reimbursement for all unavoidable cancellation charges incurred by HPD in relation to its Subcontractors, a reasonable demobilization fee and a termination fee in the amount of ten 10% of the balance of the Contract Sum not paid.

17.3          Termination by Reason of Excusable Events.  If the cumulative number of days by which the Project is delayed by reason of Excusable Events exceeds 90 days, then HPD shall have the right to terminate this Agreement upon not less than 30 days prior written notice to NSI.  If this Agreement is so terminated, HPD, as its sole and exclusive remedy hereunder, shall be entitled to receive the following:  payment for all costs incurred by HPD in the performance of the Work to the date of termination; and reimbursement for all unavoidable cancellation charges incurred by HPD in relation to its Subcontractors.

18.           SITE CONDITIONS & HAZARDOUS SUBSTANCES

18.1          Unforeseeable Conditions.  If HPD encounters conditions at the Project Site that HPD reasonably believes are Unforeseeable Conditions, notice by HPD as to the same shall be promptly given to NSI.  If it is thereafter determined that such condition is in fact an Unforeseeable Condition, then HPD shall be entitled to an equitable adjustment in the Contract Sum or the Scheduled Mechanical Completion Date, or both, as provided in Article 15.  If NSI disagrees with the assessment by HPD that Unforeseeable Conditions exist, it may refer such disagreement to the Dispute resolution procedures set forth in Article 12.  In no event shall an Unforeseeable Condition be any matter within HPD’s warranty contained in Section 3.2 of this Agreement.

18.2          Hazardous Substances.  (a) If, in the course of performance of the Work, HPD encounters on the Project Site any matter which it reasonably believes is a Hazardous Substance that may require response, removal, cleanup or other remedial action under applicable Environmental Laws, then HPD shall immediately suspend the Work in the area affected and report the condition to NSI by telephone and in writing.  In any such event, the obligations and duties of the Parties hereto shall be as follows:

(i)             If it is determined that such condition involves an Existing Hazardous Substance, then HPD shall have no obligation with respect to such condition, and NSI shall, at its sole cost and expense, perform any response, removal, cleanup or other remedial action required by applicable Environmental Laws;

(ii)            If it is determined that such condition involves a Hazardous Substance introduced to the Project Site by HPD or its Subcontractors, then any response, removal, cleanup or other remedial action required by applicable Environmental Laws shall be performed by HPD at its sole cost and expense; or

(iii)           If, by agreement of the parties or in accordance with Article 12, it is determined that the condition does not involve a Hazardous Substance that requires response, removal, cleanup or other remedial action under applicable Environmental Laws, HPD shall resume the portion of the Work that had been suspended.  Such time period involved in determining that the condition did not involve a Hazardous Substance that required response, removal, cleanup or other remedial action shall constitute an Excusable Event.

The Parties acknowledge and agree that HPD shall not commence or continue any construction activities on any portion of the Project Site on, in or under which remedial actions are to be (or are being) performed until such remedial actions are to the point where construction activities will not interfere with such remedial actions, as evidenced by appropriate certifications from the applicable environmental engineer and/or remediation contractor and any required approvals of any applicable Governmental Authorities.  If NSI disagrees with the belief by HPD that a Hazardous Substance requiring remediation exists, it may refer such disagreement to the dispute resolution procedures set forth in Article 12; provided, however, HPD shall have no obligation to continue work until such time as the Dispute is resolved.

(b)            NSI shall indemnify, defend and hold harmless HPD from and against any and all claims, demands, suits, liabilities, causes of action, losses, costs, expenses, damages, fines and penalties, including, without limitation, court costs and reasonable attorneys’ fees, arising or resulting from the existence of Existing Hazardous Substances at the Project Site  HPD shall indemnify, defend and hold harmless NSI from and against any and all claims, demands, suits, liabilities, causes of action, losses, costs, expenses, damages, fines and penalties, including, without limitation, court costs and reasonable attorneys’ fees, arising or resulting from any Hazardous Substances which were introduced to, or exacerbated at, the Project Site by HPD or any of its Subcontractors.  The preceding indemnification, defense and hold harmless obligations shall survive the termination or expiration of this Agreement.

(c)            The parties acknowledge that neither HPD nor NSI have provided the other Party with any notice of the presence of any Existing Hazardous Substances at the Project Site arising out of HPD’s work conducted pursuant to the Engineering Services Agreement dated March 30, 2009.

19.           NOTICES

All notices necessary to be given under the terms of this Agreement, except as herein otherwise provided, shall be in writing and shall be communicated by overnight courier or facsimile transmission addressed to the other Party at the following addresses:

If to NSI:	Brad Bunnett
8117 Preston Road
Suite 495
Dallas, TX, 75225
Fax : (720) 368-8409

Bob Warneke
3200 Rio Blanco County Rd
Rifle, CO,  81560
Fax : (970) 878-5866

If to HPD:	President
HPD, LLC
23563 W. Main Street
Plainfield, Illinois 60544
Fax: (815) 609-2044

with a copy to:	Veolia Water Solutions & Technologies North America, Inc.
Legal Department
250 Airside Drive
Moon Township, PA 15108
Fax: (412) 809-6181

Notices shall be deemed given on the actual date of receipt at the offices of the receiving Party.

20.           COMPLIANCE WITH APPLICABLE LAWS

HPD agrees to comply, and shall ensure that its employees, agents and Subcontractors comply, with all Laws applicable to the performance of the Work.

21.           ANNOUNCEMENTS AND PRESS RELEASES

HPD agrees that during and after the term of this Agreement, it will make no announcements, press releases or other publications concerning the Project without the prior written consent of NSI, which consent shall not be unreasonably withheld or delayed.

22.           OWNERSHIP OF DATA; TECHNOLOGY

All drawings, specifications, designs and plans related to the Project and generated by HPD during the performance of the Project, and all intellectual property rights in and to such documents, shall be and remain the sole property of HPD.   NSI is granted a limited, non-exclusive, nontransferable (except to a purchaser of the Project) license to reproduce all such documents for use in the operation, maintenance and repair; provided, however, NSI may transfer the preceding license only to an entity which purchases the Project and only if such purchaser provides legally binding documentation to HPD stating that it shall adhere to the limitations of such license which are expressed in this Article 22 and to the confidentiality provisions of Article 10.   Such documents are for use solely with respect to the Project as provided above, and shall not, without the prior written consent of HPD, be used by NSI, its successors in interest to the Project, or its or its successors in interest to the Project’s employees, representatives or agents, on any other project, for completion of the Project by others (except in the case of termination of this Agreement by NSI for Default by HPD pursuant to Paragraph 17.1), or for any other work or services.  Upon Final Completion, HPD shall deliver to NSI up-to-date copies of the preceding documents in both hard copy and in electronic format.

23.           SAFETY PROGRAM

HPD shall be responsible for initiating, maintaining and supervising safety precautions and programs in connection with the performance of this Agreement, including, without limitation, appropriate precautions and programs for areas in and around the Project Site.  HPD shall give notices and comply with all applicable Laws bearing on the safety of persons or property or their protection from damage, injury or loss, including, without limitation, the Federal Occupational Safety and Health Act.

24.           APPLICABLE LAW

This Agreement shall be governed by and interpreted in accordance with the laws of the State of Colorado, without regard to conflicts of law principles.

25.           EXCLUSION OF DAMAGES AND LIMITATION OF LIABILITY

25.1          Consequential Damages.  Notwithstanding anything to the contrary contained in this Agreement, HPD and NSI waive all claims against each other (and against each other’s parent company, affiliates, contractors, subcontractors, consultants, agents, suppliers and vendors) for any consequential, incidental, indirect, special, exemplary or punitive damages (including, but not limited to, loss of actual or anticipated profits, revenues or product; loss by reason of shutdown or non-operation; increased expense of manufacturing, operation, borrowing or financing; loss of use, productivity or shop space; or increased cost of capital), and regardless of whether any such claim arises out of breach of contract, guarantee or warranty, tort (including negligence and professional negligence), product liability, indemnity, contribution, strict liability or any other legal theory.

25.2          Overall Liability Limitation.  Except for the obligation of HPD to indemnify NSI for bodily injury and third party property damage claims pursuant to Paragraph 11.1, in no event shall HPD, and its parent company, affiliates, contractors, Subcontractors, consultants, vendors, suppliers and agents be liable, alone or in the aggregate, to NSI for any damages, claims, demands, suits, causes of action, losses, costs, expenses and/or liabilities in excess of an amount equal to the Contract Sum, regardless of whether such liability arises out of breach of contract, guarantee or warranty, tort (including negligence and professional negligence), product liability, indemnity, contribution, strict liability or any other legal theory.

26.           SEVERABILITY

If any part, term or provision of this Agreement is held by a court of competent jurisdiction to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms or provisions shall not be affected, and the rights and obligations of the Parties shall be construed and enforced as if this Agreement did not contain the particular part, term or provision held to be illegal, invalid or unenforceable.  As soon as practicable after said court determination, the Parties shall meet to negotiate a replacement provision, as closely approximating the void provision as possible, without the same infirmity.

27.           NON-WAIVER

The failure of either Party at any time to require performance by the other Party of any provision of this Agreement shall in no way affect the right of such Party thereafter to enforce the same, nor shall any waiver of any breach of any provision hereof by either Party be taken or held to be a waiver by such Party of any succeeding breach of such provision.

28.           INTEPRETATION

28.1          Headings. The section headings appearing in this Agreement have been inserted for the purpose of convenience and ready reference.  They do not purport to, and shall not be deemed to define, limit or extend the scope or intent of the sections to which they appertain.

28.2          Plural/Singular. Words importing the singular also include the plural and vice versa.

28.3          References to Subparagraphs, Etc. References to “Subparagraphs”, “Clauses”, “Paragraphs”, and “Articles” are references to the Subparagraphs, Clauses, Paragraphs and Articles of this Agreement.  References to “Exhibits” are references to the Exhibits attached to this Agreement.

28.4          Gender. Words importing one gender include the other gender.

28.5          Without Limitation.            The words “include” and “including” are not words of limitation and shall be deemed to be followed by the words “without limitation.”

28.6          Reference to Documents. All references in this Agreement to contracts, agreements, or other documents shall be deemed to mean those contracts, agreements or documents as the same may be modified, supplemented or amended from time to time.

28.7          Industry Meanings. Words and abbreviations not defined in this Agreement that have well-known technical or design, engineering or construction industry meanings in the United States are used in this Agreement in accordance with those recognized meanings.

29.           EXHIBITS AND DOCUMENTS INCORPORATED BY REFERENCE

The following Exhibits are attached hereto and made a part of this Agreement:

Exhibit A – Project Schedule
Exhibit B – Performance Guarantees
Exhibit C – Deleted
Exhibit D – Scope of Work
Exhibit E – Milestone Payment Schedule
Exhibit F – HPD Irrevocable Letter of Credit
Exhibit G – Performance Tests
Exhibit H – Methodology for Calculating the Contract Sum
Exhibit I -   Sample Calculation of Adjusted Final Contract Sum

The recitals and the preceding Exhibits are hereby incorporated by this reference into this Agreement.

31.           LATE PAYMENTS

Payments properly due HPD, but which remain unpaid after the occurrence of a Default, shall bear interest at an annual rate of six percent (6%) or at the maximum rate permitted by law, whichever is less.

32.           CONTRA PROFERENTUM

HPD and NSI each represent that they are sophisticated businesses, that this Agreement has been entered into with full knowledge and acceptance of each Party’s rights and obligations hereunder, and that each party participated in the drafting of this Agreement.  Therefore, in the event of any ambiguity in the language contained in this Agreement, neither NSI nor HPD shall raise, by way of defense or otherwise, any rule of contract construction which seeks to construe any term or provision of this Agreement against the drafter.

33.           GOOD FAITH

The Parties shall act reasonably and in accordance with the principles of good faith and fair dealing in the performance of this Agreement.  Without limiting the generality of foregoing, unless expressly provided otherwise in this Agreement, (i) where the Agreement requires the consent, approval, or similar action by a Party, such consent or approval shall not be unreasonably withheld or delayed, and (ii) wherever the Agreement gives a Party a right to determine, require, specify or take similar action with respect to matter, such determination, requirement, specification or similar action shall be reasonable and in good faith

34.           NO THIRD PARTY BENEFICIARIES

The provisions of this Agreement are intended for the sole benefit of NSI and HPD, and there are no intended third party beneficiaries of this Agreement other than assignees identified in this Agreement.

35.           ENTIRE AGREEMENT

(a)            This Agreement supersedes all prior oral or written proposals, communications or other agreements related to the subject matter of this Agreement except for the Existing Confidentiality Agreement.  This Agreement and the Existing Confidentiality Agreement set forth the entire agreement between the Parties with regard to the subject matter of this Agreement and no amendment shall be binding upon the Parties unless in writing and signed by both Parties.  The subject matter of this Agreement does not include the matters covered by the Engineering Services Agreement dated March 30, 2009.

(b)            This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be signed by their respective authorized representatives, effective as of the date first set forth above.

Natural Soda, Inc	HPD, LLC

By: /s/ Brad F. Bunnett	By: /s/ Jim Brown
Name: Brad F. Bunnett	Name: Jim Brown
Title: President	Title: President

EXHIBIT H

Herein is the agreed to methodology for Calculating the Contract Sum.  The percentage values (if provided) are agreed to and serve as the basis for the overall calculation.

Item	Value
Estimated Project Costs (Equipment, Material, Freight, Engineering, Construction Equipment and Labor, etc) (A)	$2,913,000
HPD Fixed Fee (B)	$1,513,000
A + B = Contract Sum	$4,426,000
Project Contingency	$174,000

Project Savings and Cost Overruns are calculated at Final Completion based upon the actual Total Project Cost.

The Estimated Project Costs are subject to adjustment for Change Orders. Any increase or decrease due to a Change Order shall result in a corresponding increase or decrease of the HPD Fixed Fee by thirty percent (30%) of the value of the Change Order.

EXHIBIT I – Sample Calculation

The follow are sample calculation to illustrate how the Adjusted Total Contract Sum will be calculated.

Example 1
Total Project Cost $3,200,000
Cost Overruns = $3,200,000 – ($2,913,000+$172,500) = $114,500
Adjusted Final Contract Sum = Contract Sum ($2,913,000+$1,513,000) + Contingency ($172,500) + Cost Overruns ($113,000) = $4,713,000

Example 2
Total Project Cost $2,800,000
Change Orders = $100,000
Revised Estimated Project cost = $3,013,000
Revised HPD Fixed Fee = $1,513,000 + $30,000 = $1,543,300
Project Savings = $2,913,000 - $2,800,000 = $113,000
Adjusted Final Contract Sum = Contract Sum ($3,013,000+$1,543,000)-Project Savings ($113,000) = $4,443,000

Example 3
Total Project Cost $2,900,000
Change Orders = ($200,000)
Revised Estimated Project cost = $2,713,000
Revised HPD Fixed Fee = $1,513,000 - $60,000 = $1,453,000
Cost Overruns = $2,900,000 - $2,713,000 = $187,000
Adjusted Final Contract Sum = Contract Sum ($2,713,000+$1,453,000) + Cost Overruns ($187,000) = $4,353,000